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                                                           OMB APPROVAL
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FORM 4                                              Estimated average burden
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
                                                  Action Performance Companies, Inc.              Issuer (Check all applicable)
    Wagenhals,     Fred             W.            (ACTN-Nasdaq)
---------------------------------------------------------------------------------------------     X Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year           X Officer (give    Other (Specify
 4707 E. Baseline Road                            Person (Voluntary)       September 1999        ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                                                 5. If Amendment,
                                                                             Date of Original      Chairman of the Board, President,
 Phoenix,        Arizona           80540                                      (Month/Year)            and Chief Executive Officer
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(City)           (State)           (Zip)                                                      7. Individual or Joint group Filing
                                                                                                      (Check applicable line)
                                                                                                 X  Form filed by One Reporting
                                                                                                ---  Person
                                                                                                --- Form filed by More than One
                                                                                                     Reporting Person
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                                               TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                               4)
Common Stock                     9/16/99   P             10,000    A       $23.00         1,409,599           I(1)    By Trust(1)
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                                                                                            200,000           I(2) By Partnership(2)
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                                                                                            100,000           I(3) By Partnership(3)
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                                                                                            204,001            D
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                                                                                                                            (Over)
* If the Form is filed by more than one Reporting Person see Instruction 4(b)(v).
Reminder. Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                        (Print or Type Response)

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FORM 4 (CONTINUED)
 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
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                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares

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
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                             9. Number of           10. Ownership               11. Nature of
                                Derivative              Form of                     Indirect
                                Securities              Derivative                  Beneficial
                                Beneficially            Security,                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses:

(1) Reflects change in ownership of 1,399,599 shares previously held directly to indirectly by
    Fred Wagenhals, TTEE and Lisa Wagenhals, TTEE Wagenhals Family Trust U/A/D 8/7/98 (the "Trust").

(2) Reflects change in ownership of 200,000 shares previously held directly to indirectly by Diecast
    Investments Limited Partnership, of which the Trust serves as the general partner.

(3) Reflects change in ownership of 100,000 shares previously held directly to indirectly by Pebble Ridge
    Investments Limited Partnership, of which the Trust serves as the general partner.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Fred W. Wagenhals           9-22-99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                                Fred W. Wagenhals

Note: File three copies of this Form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.

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